Exhibit 99.1
Tecumseh Products Company Reports 2011 First Quarter Results
•	Net sales for the quarter grew 1.7 percent to $242.9 million, with double-digit growth in Air Conditioning

•	The first quarter 2011 net loss was $8.4 million, or $0.45 per diluted share, a significant improvement from the first quarter 2010 net loss of $41.9 million, or $2.26 per diluted share.

•	Operating loss for the quarter was $6.6 million, an improvement of $33.2 million from the prior-year period.

•	Results in the quarter reflected the continued margin pressure caused by higher commodity prices, productivity declines due to lower volumes and a weaker U.S. Dollar.
ANN ARBOR, Mich. — May 10, 2011 — Tecumseh Products Company (Nasdaq: TECUA, TECUB), a leading global manufacturer of compressors and related products, today reported a net loss of $8.4 million, or $0.45 per diluted share, on net sales of $242.9 million for the first quarter ended March 31, 2011. In the first quarter of 2010, the Company reported a net loss of $41.9 million, or $2.26 per diluted share, on net sales of $238.7 million.
“For the first quarter we saw modest revenue growth as growth rates in our markets have slowed down compared to this time last year,” said Jim Connor, Chief Financial Officer. “Increasing commodity prices, particularly for copper and specialized steel used in our products, productivity declines due to lower volumes and unfavorable currency exchange effects exerted significant downward pressure on our margins during the quarter. The average cost for copper in the first quarter of 2011 was 43.7 percent higher than the first quarter of 2010 and average market steel prices were 21.1 percent higher over the same period. In light of these unfavorable variances, we are continuing to pursue new product designs that will emphasize the use of lower-cost materials while increasing efficiency and performance.”
REVIEW OF OPERATIONS
For the quarter ended March 31, 2011, net sales were $242.9 million, up 1.7 percent from the same period last year. Excluding the foreign currency translation impact of $6.3 million, net sales decreased by 0.9%, compared to the first quarter of 2010, with volume and mix decreases, partially offset by price increases. The net sales decline was primarily driven by volume decreases in household refrigeration and freezer (“R&F”) applications, particularly in the Brazilian market as consumers brought their inventories in line with lower volumes, combined with the government implementing tighter credit restrictions in an attempt to control inflation. Net sales declines for the quarter were partially offset by volume and price increases in air conditioning applications, primarily a result of customers beginning to increase their inventory levels based upon their current forecasted demands.
Gross profit margin for the quarter declined by 2.7 percent to 9.3 percent compared to the same period of 2010. This decrease was primarily attributable to unfavorable changes in commodity costs of $8.4 million, sales mix of $1.6 million, productivity declines due to lower volumes of $4.3 million, and unfavorable currency exchange effects of $4.2 million. These decreases were partially offset by the favorable effect of price increases of $6.8 million, changes in other material cost of $4.3 million and all other income and expense items included in gross profit of $1.3 million.

Selling and administrative (“S&A”) expenses for the first quarter of 2011 decreased by $2.6 million, or 9.1 percent, from 2010 first-quarter levels. S&A expenses were 10.7 percent of net sales during the quarter, compared to 11.9 percent for the same period in 2010. The lower expense was primarily attributable to a reduction in payroll, benefits and other related employee expenses of $2.6 million as a result of continued restructuring efforts.
Tecumseh recorded expense of $3.3 million, primarily related to payroll and related benefits in impairments, restructuring charges, and other items in the first quarter of 2011 compared to $40.0 million in the same period of 2010.
As a result of these factors, net loss from continuing operations for the first quarter of 2011 was $7.6 million, or $0.41 per share, as compared to a loss of $40.7 million, or $2.20 per share, in the first quarter of 2010.
CASH AND LIQUIDITY
The Company ended the first quarter of 2011 with cash and cash equivalents of $54.1 million. For the first quarter of 2011, cash used in operations totaled $5.9 million. An increase in working capital, receipt of recoverable non-income taxes and cash provided by the net loss in the quarter, after adjustment for non-cash items, were significant elements of the first quarter 2011 cash used in operations.
With respect to working capital, inventory increases used $16.1 million of cash during the first quarter of 2011. The higher inventory level was primarily the result of planned future seasonal sales volume increases. Inventory days on hand were reduced by six days compared to December 31, 2010, as a direct result of the Company’s higher sales levels in the first quarter of 2011 compared to the fourth quarter of 2010.
Accounts receivable used $17.5 million of cash during the quarter, primarily as a result of increased sales over the fourth quarter of the prior year and lower sales toward the end of the fourth quarter of 2010 compared to the first quarter of 2011, partially offset by an improvement in days sales outstanding of one day, to 60 days, when compared to December 31, 2010.
Payables and accrued expenses provided $9.4 million of cash. The increase was primarily the result of increased purchases of inventories, which was partially offset by a decrease in payable days outstanding of one day compared to December 31, 2010. This reduction in days outstanding reflected a conscious effort to decrease the Company’s payables in certain locations to reduce interest charges. Recoverable non-income taxes provided $16.4 million of cash, primarily from additional refunds of non-income taxes from foreign jurisdictions partially offset by current year additional accrued receivables.
Borrowings under current credit facilities at foreign subsidiaries totaled $61.4 million as of March 31, 2011, with an uncommitted additional borrowing capacity of $26.7 million. On April 21, 2011, Tecumseh entered into an agreement with PNC Bank, pursuant to which PNC Bank agreed to provide a senior secured revolving credit financing, primarily for North American operations, up to an aggregate of $45.0 million, subject to a borrowing base formula, including up to $10 million in letters of credit. Tecumseh and PNC Bank also entered into a side letter on April 21, 2011, identifying conditions precedent to funding under the facility that had not been completed and confirming that PNC Bank will not be obligated to make its initial advances under the agreement until these conditions are satisfied. We expect to resolve these conditions within the next quarter.

BUSINESS OUTLOOK
“We are concerned by the softer markets and the increases in commodity prices,” said Connor. “We continue our efforts at reducing the cost of materials in our products, utilizing lower-cost materials while not sacrificing quality or performance.”
“Given the more challenging operating environment, we are pursuing additional actions to reduce costs. Our plans for 2011 include additional cost reduction activities including further employee headcount reductions and rationalization of product platforms. In the second quarter of 2011, we will further reduce our workforce, most of which has already been implemented. We expect that the effect of these actions will be to reduce salary, wages, and employee benefits by approximately $10.9 million annually. We expect to incur an additional charge of approximately $2.5 million in the second quarter of 2011 associated with these plans,” Connor concluded.
The Company currently expects that full-year 2011 sales could increase in the range of five percent to ten percent, and full-year 2011 average cost of purchased materials, including the impact of hedging activities, will likely exceed the average cost in 2010. The Company currently expects the changes in commodity costs, after giving consideration to hedging contracts, to have an unfavorable impact totaling approximately $30.0 million when compared to the full year 2010. Full-year 2011 currency exchange rates could have an unfavorable impact totaling approximately $8.0 million to $10.0 million, and full-year 2011 operating profit could improve if the Company is successful in offsetting the expected increases in commodity costs and currency. The primary offsets are expected to include lower expected impairments, restructuring charges and other items in 2011, re-engineering of product line to reduce costs, price increases and continued focus on cost reductions.

Conference Call
Tecumseh will broadcast its financial results conference call live over the Internet on Wednesday, May 11, 2011, at 11:00 a.m. eastern time. Webcast information can be found in the Investor Relations section of www.tecumseh.com.
About Tecumseh Products Company
Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s Website at www.tecumseh.com.
Cautionary Statements Relating to Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of Tecumseh Products Company. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future-tense and forward-looking terminology or by the fact that they appear under the caption “Business Outlook.” Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity sources and requirements, our business strategies and goals, and the effect of laws, rules, regulations, and new accounting pronouncements and outstanding litigation, on our business, operating results, and financial condition.
Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) availability and volatility in the cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; ii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; iii) local governmental, environmental and energy regulations; iv) actions of competitors in highly competitive markets with intense competition; v) current and future global economic conditions, including housing starts, and the condition of credit markets, which may magnify other risk factors; vi) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; vii) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; viii) our ability to maintain adequate liquidity in total and within each foreign operation; ix) the ultimate cost of defending and resolving legal and environmental matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division, the Secretariat of Economic Law of the Ministry of Justice of Brazil or the European Commission, any of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; x) increased or unexpected warranty claims; xi) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xi) our ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiv) the success of our ongoing efforts to bring costs in line with projected production levels and product mix; xv) weather conditions affecting demand for replacement products; and xvi) the effect of terrorist activity and armed conflict. These forward-looking statements are made only as of the date of this release, and Tecumseh Products Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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